Exhibit 3.2.1
CERTIFICATE OF SECRETARY
OF
ENERGY RECOVERY, INC.
     The undersigned, MariaElena Ross, Secretary of Energy Recovery, Inc. (the “Corporation”), a Delaware corporation, hereby certifies that the attached document is a Certificate of Amendment as adopted by the Board of Directors on August 31, 2006. The Amendment is effective as of August 31, 2006.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as of September 1, 2006.

/s/ MariaElena Ross
MariaElena Ross,
Secretary

AMENDMENT TO
BY-LAWS OF
Energy Recovery, Inc.
      The By-laws of Energy Recovery, Inc. (the “By-Laws”) are hereby amended as follows:
      1. Article III; Section 5 of the By-Laws is hereby amended and restated in its entirety to read as follows:
     “SECTION 3.5 Notice. Notice of special meetings of the board of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, orally by telephone, or as provided in Sections 6.8 and 6.9 of these By-Laws. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least twelve (12) hours prior to the time set for the meeting. Neither the business to be transacted, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.4 of these By-Laws.”
      2. The following new Sections 6.8 and 6.9 hereby are inserted into the By-Laws immediately following existing Section 6.7:
     “SECTION 6.8 Notice by Electronic Mail. Whenever under applicable law, the certificate of incorporation or these bylaws notice is required to be given to any stockholder, director or member of any committee of the board of directors, such notice also may be given by electronic mail.
     Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by electronic mail by the corporation shall be effective if consented to by the stockholder to whom notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (a) the corporation is unable to deliver by electronic mail two consecutive notices given by the corporation in accordance with such consent and (b) such inability becomes known to the secretary or an assistant secretary of the corporation or the transfer agent, or other person responsible for giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
     SECTION 6.9 Effectiveness of Notice by Electronic Mail. Notice given by electronic mail shall be deemed given when directed to an electronic mail address at which the recipient has consented to receive notice. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by electronic mail shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The requirement for notice shall be deemed satisfied, except in the case of a stockholder meeting with respect to which written notice is required by law, if actual notice is received orally or in writing by the person entitled thereto as far in advance of the event with respect to which notice is given as the minimum notice period required by law or these bylaws.”
3. Except as set forth above, the Bylaws shall remain in full force and effect
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